Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537-6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2012 FOURTH QUARTER AND FULL-YEAR RESULTS

Somerset, N.J. – August 30, 2012 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the fourth quarter and full-year ended June 30, 2012. Catalent recognized net revenue of $478.3 million, an increase of $56.8 million, and a $0.9 million net loss from continuing operations, a decrease of $3.8 million, for the quarter compared to the fourth quarter of the prior fiscal year. On a full-year basis, the Company recorded net revenue of $1,694.8 million and earnings from continuing operations of $2.1 million, an increase of $163.0 million and $31.2 million, respectively, as compared to the fiscal year ended June 30, 2011.

Adjusted EBITDA for the fourth quarter was $111.8 million, an increase of $7.4 million, or 7%, compared to the fourth quarter in the prior fiscal year. For the trailing-twelve-month period ended June 30, 2012, Adjusted EBITDA was $388.4 million, an increase of $7.4 million, or approximately 2%, compared to the trailing-twelve-month period ended March 31, 2012. See below for reconciliations of Adjusted EBITDA which is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “Fourth quarter results continue our trend of steadily improving financial performance over the last three fiscal years, during which time we have added over $100 million of incremental Adjusted EBITDA. We attribute these sustained improvements to our firm commitment to operational excellence and quality in everything we do at Catalent. During the fourth quarter we announced the sale of our North American Commercial Packaging business, which is another step in our strategy of improving upon our market leading positions in drug development and advanced delivery technologies. Finally, integration activities for the two acquisitions completed during the third quarter – Aptuit’s Clinical Trial Supplies business and the minority share of our majority-owned R.P. Scherer GmbH softgel joint venture – are progressing according to our expectations.”

Results of Operations – Fourth Fiscal Quarter Ended June 30, 2012

Net revenue for the fiscal quarter ended June 30, 2012 increased $56.8 million, or 13% compared to the same period of fiscal year 2011. The stronger U.S. dollar unfavorably impacted our revenue by 6%, or $24.4 million. Excluding the impact of foreign exchange, net revenue increased by $81.2 million, or 19%, during the three months ended June 30, 2012, primarily due to increased demand within Oral Technologies and Development and Clinical Services. These increases were partially offset by declines within the Medication Delivery Solutions segment related to decreased demand within our European injectable facilities. The Oral Technologies increase was a result of stronger demand for consumer health and prescription softgel products within multiple geographies, as well as within our Zydis® delivery and controlled release platforms. The Development & Clinical Services volume increase was primarily related to strong demand for clinical services and analytical services, as well as the acquisition of the Aptuit CTS business which contributed $45.9 million to the revenue increase.

Gross margin of $165.6 million increased $14.8 million, or 10%, compared to the same period a year ago. The stronger U.S. dollar unfavorably impacted gross margin by 5%, or $7.7 million. Excluding the impact of foreign exchange, gross margin increased by $22.5 million, or 15%, primarily due to the increased demand and favorable product mix within the Oral Technologies segment, as well as revenue increases within the Development and Clinical Services segment. The Aptuit CTS acquisition contributed $12.6 million to the gross margin increase.

Selling, general and administrative expenses of $105.8 million increased by approximately 26%, or $22.0 million, compared to the same period of fiscal 2011. The U.S. dollar fluctuation decreased selling, general and administrative expense by approximately 3%, or $2.8 million. Excluding the impact of foreign exchange, selling, general and administrative expenses increased 29%, or $24.8 million, as compared to the same period a year ago, primarily due to integration related expenses incurred in connection with the acquisition of the Aptuit CTS business, the recognition of a multi-employer pension plan obligation related to an ongoing operation, incentive-based variable employee related costs and continued investments in our sales and marketing function across the global network. The acquisition of the Aptuit CTS business resulted in $9.8 million additional selling, general and administrative expenses.

EBITDA from continuing operations for the fourth quarter of $85.6 million increased $5.3 million from the same quarter in the prior fiscal year primarily driven by strong performance from our core businesses. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA increased $6.2 million, or 6%, due primarily to an increase in demand for consumer health and prescription softgel products across multiple geographies. Development and Clinical Services Segment EBITDA increased $12.2 million compared to the same period of the prior fiscal year, due primarily to increased demand for clinical services and analytical science services, as well as due to the Aptuit CTS acquisition which contributed $9.2 million of the EBITDA increase. The Medication Delivery Solutions Segment EBITDA decreased $0.6 million, or 6%, due to decreased demand within our European injectable facilities, partially offset by favorable product mix and manufacturing efficiency improvements within our blow-fill-seal operation.

Results of Operations – Fiscal Year Ended June 30, 2012

Net revenue for the fiscal year ended June 30, 2012 increased $163.0 million, or 11%, compared to the same period a year ago. The stronger U.S. dollar unfavorably impacted revenue by 1%, or $17.2 million. Excluding the impact of foreign exchange, net revenue increased by $180.2 million, or 12%, as compared to fiscal year 2011. The increase was primarily due to increased demand within the Development & Clinical Services and the Oral Technologies segments, partially offset by decreases within Medication Delivery Solutions. The Oral Technologies increase was a result of stronger demand for prescription and consumer health softgels within multiple geographies, as well as an increase for controlled release products within North America and Europe. Increased market demand for customer products using the Zydis® technology also contributed to the increases. The Development & Clinical Services volume increase was primarily related to strong demand for clinical and analytical services within North America and Europe, as well as due to the Aptuit CTS acquisition which closed in mid-February of fiscal 2012 and contributed approximately $68.9 million to the revenue increase. Within the Medication Delivery Solutions segment, revenue was lower compared to the prior fiscal year due to decreased demand within our European injectable facilities, partially offset by increased demand for products within our blow-fill-seal offering.

Gross margin increased $56.5 million, or 11%, compared to the prior fiscal year. The stronger U.S. dollar unfavorably impacted gross margin by approximately 2%, or $7.7 million. Excluding the impact of foreign exchange, gross margin increased by $64.2 million, or 13%, primarily due to favorable product mix related to the revenue increases within the Oral Technologies segment and the increased demand for analytical and clinical services within the Development and Clinical Services segment. The Aptuit CTS acquisition contributed approximately $18.0 million to the increase in gross margin.

Selling, general and administrative expense increased by $59.8 million, or 21%, compared to prior fiscal year. The increase from the prior fiscal year was primarily related to transaction related expenses incurred in connection with the acquisition of the CTS business, the recognition of a multi-employer pension plan obligation related to an ongoing operation, incentive-based variable employee related costs and continued investments in our sales and marketing function across the global network. The acquisition of the Aptuit CTS business resulted in $15.2 million additional selling, general and administrative expenses.

EBITDA from continuing operations for the fiscal year ended June 30, 2012 was $330.3 million, an increase of $58.6 million compared to the same period of fiscal year 2011, primarily related to strong performance from our core businesses. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA increased $32.4 million, or 10%, due to demand increases for prescription and consumer health softgels, controlled release products, and products utilizing our Zydis® technology, as well as favorable product mix at several facilities. Development and Clinical Services EBITDA increased $23.6 million as a result of stronger demand for clinical and analytical services, as well as due to the acquisition of the Aptuit CTS business, which contributed approximately $13.8 million of the Segment EBITDA increase. The Medication Delivery Solutions Segment EBITDA decreased $5.5 million, or 17%, as compared to the prior year due to decreased demand for both flu and non-flu pre-filled syringe products within our European injectable facilities, and was partially offset by favorable product mix and manufacturing efficiency improvements within our blow-fill-seal operation.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization and adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/ (loss) from continuing operations. Included in this release is a reconciliation of net earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and our ability to successfully integrate acquired businesses and realize anticipated benefits of such acquisitions. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake any obligation to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Thursday, August 30, 2012, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 8,700 people at 27 facilities worldwide and generated approximately $1.7 billion in fiscal 2012 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

($ in millions)

	Quarter Ended June 30,	Quarter Ended June 30,	Increase / (Decrease)
	2012	2011	$	%
Net revenue	$478.3	$421.5	$56.8	13%
Cost of products sold	312.7	270.7	42.0	16%

Gross margin	165.6	150.8	14.8	10%
Selling, general and administrative expenses	105.8	83.8	22.0	26%
Impairment charges and (gain)/loss on sale of assets	3.3	0.4	2.9	*
Restructuring and other	6.9	1.2	5.7	*
Property and casualty losses	1.7	10.5	(8.8)	-84%

Operating earnings/(loss)	47.9	54.9	(7.0)	-13%
Interest expense, net	52.0	44.1	7.9	18%
Other (income)/expense, net	(0.7)	2.3	(3.0)	*

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(3.4)	8.5	(11.9)	*
Income tax expense/(benefit)	(2.5)	5.6	(8.1)	*

Earnings/(loss) from continuing operations	(0.9)	2.9	(3.8)	*
Earnings/(loss) from discontinued operations, net of tax	(37.3)	(5.5)	(31.8)	*

Net earnings/(loss)	(38.2)	(2.6)	(35.6)	*
Less: Net earnings/(loss) attributable to noncontrolling interest	—	1.4	(1.4)	*

Net earnings/(loss) attributable to Catalent	$(38.2)	$(4.0)	$(34.2)	*

* - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

($ in millions)

	Quarter Ended June 30,	Quarter Ended June 30,	Increase / (Decrease)
	2012	2011	$	%

Oral Technologies
Net revenue	$323.0	$323.7	$(0.7)	0%
Segment EBITDA	97.8	97.4	0.4	0%

Medication Delivery Solutions
Net revenue	57.5	62.0	(4.5)	-7%
Segment EBITDA	8.7	9.7	(1.0)	-10%

Development & Clinical Services
Net revenue	101.3	43.0	58.3	*
Segment EBITDA	19.3	7.8	11.5	*

Inter-segment revenue elimination	(3.5)	(7.2)	3.7	-51%

Unallocated Costs	(40.2)	(34.6)	(5.6)	16%

Combined Total
Net revenue	478.3	421.5	56.8	13%
EBITDA from continuing operations	$85.6	$80.3	$5.3	7%

* - percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

($ in millions)

	Fiscal Year Ended June 30,	Fiscal Year Ended June 30,	Increase / (Decrease)
	2012	2011	$	%
Net revenue	$1,694.8	$1,531.8	$163.0	11%
Cost of products sold	1,136.2	1,029.7	106.5	10%

Gross margin	558.6	502.1	56.5	11%
Selling, general and administrative expenses	348.1	288.3	59.8	21%
Impairment charges and (gain)/loss on sale of assets	1.8	3.6	(1.8)	-50%
Restructuring and other	19.5	12.5	7.0	56%
Property and casualty losses	(8.8)	11.6	(20.4)	*

Operating earnings/(loss)	198.0	186.1	11.9	6%
Interest expense, net	183.2	165.5	17.7	11%
Other (income)/expense, net	(3.8)	26.0	(29.8)	*

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	18.6	(5.4)	24.0	*
Income tax expense/(benefit)	16.5	23.7	(7.2)	-30%

Earnings/(loss) from continuing operations	2.1	(29.1)	31.2	*
Earnings/(loss) from discontinued operations, net of tax	(41.3)	(21.0)	(20.3)	97%

Net earnings/(loss)	(39.2)	(50.1)	10.9	-22%
Less: Net earnings/(loss) attributable to noncontrolling interest	1.2	3.9	(2.7)	-69%

Net earnings/(loss) attributable to Catalent	$(40.4)	$(54.0)	$13.6	-25%

* - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

($ in millions)

	Fiscal Year Ended June 30,	Fiscal Year Ended June 30,	Increase / (Decrease)
	2012	2011	$	%

Oral Technologies
Net revenue	$1,220.2	$1,159.0	$61.2	5%
Segment EBITDA	334.6	308.4	26.2	8%

Medication Delivery Solutions
Net revenue	223.9	238.6	(14.7)	-6%
Segment EBITDA	27.5	33.5	(6.0)	-18%

Development & Clinical Services
Net revenue	268.3	157.0	111.3	71%
Segment EBITDA	53.0	30.1	22.9	76%

Inter-segment revenue elimination	(17.6)	(22.8)	5.2	-23%

Unallocated Costs	(84.8)	(100.3)	15.5	-15%

Combined Total
Net revenue	1,694.8	1,531.8	163.0	11%
EBITDA from continuing operations	$330.3	$271.7	$58.6	22%

* - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

($ in millions)

	Quarter Ended				Twelve Months	Quarter Ended	Twelve Months
	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	Ended March 31, 2012	June 30, 2012	Ended June 30, 2012
Earnings/(loss) from continuing operations	$2.9	$(6.8)	$12.5	$(2.7)	$5.9	$(0.9)	$2.1
Interest expense, net	44.1	42.1	41.1	47.9	175.2	52.1	183.2
Income tax (benefit)/provision	5.6	3.5	7.3	8.2	24.6	(2.5)	16.5
Depreciation and amortization	29.1	28.6	29.5	34.7	121.9	36.9	129.7
Noncontrolling interest	(1.4)	0.5	(0.8)	(0.9)	(2.6)	—	(1.2)

EBITDA from continuing operations	80.3	67.9	89.6	87.2	325.0	85.6	330.3

Equity compensation	0.7	0.9	0.8	0.9	3.3	1.1	3.7
Impairment charges and (gain)/loss on sale of assets	0.4	(0.4)	(0.4)	(0.6)	(1.0)	3.3	1.9
US GAAP Restructuring	1.2	0.8	10.3	1.5	13.8	6.9	19.5
Acquisition, integration and other special items	6.0	4.6	4.1	14.3	29.0	10.1	33.1
Property and casualty losses	10.5	(0.5)	(14.1)	4.1	—	1.7	(8.8)

Foreign Exchange loss(gain) (included in other, net) (1)	2.2	5.3	(6.6)	(1.7)	(0.8)	(1.6)	(4.6)
Other adjustments	—	—	—	—	—	1.4	1.4
Sponsor monitoring fee	3.1	2.9	2.8	2.9	11.7	3.3	11.9

Subtotal	104.4	81.5	86.5	108.6	381.0	111.8	388.4

Estimated cost savings	—	—	—	—	—	—	—

Adjusted EBITDA	$104.4	$81.5	$86.5	$108.6	$381.0	$111.8	$388.4

(1)	Reflects ($3.7) million of unrealized foreign currency translation recorded on inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. These unrealized gains were increased by the exclusion of realized foreign currency exchange rate gains from the non-cash and cash settlement of inter-company loans of ($0.9) million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

($ in millions)

	As of June 30, 2012	As of June 30, 2011

ASSETS

Current assets:
Cash and equivalents	$139.0	$205.1
Trade receivables, net	338.3	262.1
Inventories	118.7	130.8
Prepaid expenses and other	108.7	93.5
Assets held for sale	—	66.2

Total current assets	704.7	757.7

Property and equipment, net	809.7	721.3

Other non-current assets, including intangible assets	1,624.6	1,352.2

Total assets	$3,139.0	$2,831.2

LIABILITIES and SHAREHOLDER’S EQUITY

Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$43.2	$28.6
Accounts payable	134.2	123.7
Other accrued liabilities	261.9	215.9
Liabilities held for sale	—	11.6

Total current liabilities	439.3	379.8

Long-term obligations, less current portion	2,640.3	2,318.0
Other non-current liabilities	410.1	343.3

Commitments and contingencies

Noncontrolling interest	—	3.8
Total Catalent shareholder’s (deficit)/equity	(350.7)	(213.7)

Total liabilities and shareholder’s equity	$3,139.0	$2,831.2

Catalent Pharma Solutions

Condensed Statements of Cash Flows

($ in millions)

	Fiscal Year Ended June 30, 2012	Fiscal Year Ended June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by /(used in) operating activities from continuing operations	$87.7	$111.6
Net cash provided by/(used in) operating activities from discontinued operations	0.2	(11.9)

Net cash provided by/(used in) operating activities	87.9	99.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment and other productive assets	(104.2)	(87.3)
Proceeds from sale of property and equipment	2.2	4.0
Proceeds from insurance related to long lived assets	21.3	—
Payment for acquisitions, net	(457.5)	—

Net cash provided by/(used in) investing activities from continuing operations	(538.2)	(83.3)
Net cash provided by/(used in) investing activities from discontinued operations	43.7	32.9

Net cash provided by/(used in) investing activities	(494.5)	(50.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in short-term borrowings	—	(3.3)
Payments related to revolver credit facility fees	(1.6)	—
Proceeds from Borrowing on term loan	393.3	—
Repayments of long-term obligations	(39.9)	(24.1)
Distribution to noncontrolling interest holder	—	(2.6)
Equity contribution/(redemption)	1.1	3.9

Net cash (used in)/ provided by financing activities from continuing operations	352.9	(26.1)
Net cash (used in)/provided by financing activities from discontinued operations	—	—

Net cash (used in)/provided by financing activities	352.9	(26.1)

Effect of foreign currency on cash	(12.4)	17.9
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(66.1)	41.1
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	205.1	164.0

CASH AND EQUIVALENTS AT END OF PERIOD	$139.0	$205.1